 Exhibit 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated as of July 19, 2018 (“Effective Date”), between IRACH B. TARAPOREWALA, 24 Carhart Ave. #204, White Plains, NY 10605 (“Employee”), and NanoViricides, Inc., a corporation with offices at 1 Controls Drive, Shelton, CT 06484 (“the Company”).

WHEREAS, the parties hereto desire to enter into this Agreement in order to set forth the terms pursuant to which the Company will employ the Employee and the Employee will serve as an employee of the Company.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1.       Employment.

The Company agrees to employ the Employee, and the Employee hereby agrees to such employment, subject to the terms and conditions set forth in this Agreement.

2.       Term.

The term of this Agreement shall commence on September 1, 2018 and shall continue for three (3) years, i.e., ending August 31, 2021, but subject to the approval of the Board of Directors, renewable annually thereafter upon approval of the Board of Directors, provided that either party can terminate the employment at any time, for any reason, upon 30 days’ notice (the “Employment Period”).

3.       Position and Duties.

A.       Chief Executive Officer, and shall be nominated to serve as a member of the Board of Directors subject to election at the next Annual or Special Meeting of shareholders of the Company, and perform the usual duties of said offices. Employee shall have responsibility, subject to direction of the Board of Directors, for participating in the management and direction of the Company’s business and operations, and shall perform such specific other tasks consistent with such position as may from time to time be assigned to him by the Board of Directors. The Employee shall devote his business time to the performance of his duties hereunder, and shall devote his labor, skill, attention, and best effort, skills and abilities in a manner that will faithfully, competently and diligently further the business and interests of the Company. Upon the commencement of the Employment Period, the Employee shall fulfill such general management duties and responsibilities as are consistent with the position of Chief Executive Officer, at the direction of the Board of Directors. In his capacity as Chief Executive Officer, the Employee shall endeavor to (i) obtain financing and present to investors, (ii) identify and strategize the requirements for preclinical and clinical development of the Company’s drug candidates; (iii) identify markets for the Company’s products and services; (iv) maintain, expand, and improve the Company’s profile in the financial markets; (v) develop strategies and operational plans for bringing the Company’s products to market; (vi) identify potential business partners for strategic or marketing alliances; (vii) establish budgets and control costs with regard to the foregoing; (ix) implement the Company’s business strategies; and (x) perform such other tasks as relate to the growth of the Company’s business. The Company shall provide the necessary support, including financial and administrative support, to the Employee for the execution of his duties.

B.       Employee shall primarily be based at 1 Controls Drive, Shelton, Connecticut. The Employee agrees that he will travel to whatever extent it is reasonably necessary in the conduct of the Company’s business; provided, however, that the Employee shall not be required directly or indirectly to relocate without his consent.

C.       Employee may accept appointments to company board level positions or Scientific Advisory positions with other companies, or with an industry society or association during and concomitant with the period of this Agreement, provided that: (a) such commitment(s) is/are not in violation of the Non-Compete clause of this Agreement; and (b) Employee obtains prior unanimous approval from the Board of Directors of the Company, and (c) the time commitment for such positions do not adversely affect Employee’s commitment and work performance for the Company.

4.        Representations of Employee.

Employee represents and warrants that neither the execution nor delivery of this Agreement nor the performance of his duties hereunder violates the provision of any other agreement to which he is a party or by which he is bound. Employee further agrees to indemnify Company for all damages in the event that this representation is breached.

5.       Indemnification.

A.       Subject to the provisions of the Company’s Articles of Incorporation, as amended from time to time, the Company shall indemnify the Employee to the fullest extent permitted by the Revised Statutes of the State of Nevada, as amesnded from time to time, for all amounts (including, without limitation, judgments, fines, settlement payments, expenses, and attorney’s fees) actually and necessarily incurred or paid by the Employee in connection with any action, suit, investigation, or proceeding arising out of or relating to the performance by the Employee of services for, or the acting by Employee as an officer or employee of, the Company, or any other person or enterprise at the Company’s request provided that he acted in good faith, for a purpose which he reasonably believed to be in the best interests of the Company and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. The Employee’s expenses incurred in any such action, suit, investigation or proceeding shall be advanced as incurred upon an undertaking by the Employee to repay such expenses if they are subsequently finally adjudicated and not indemnifiable.

B.       No indemnification may be made to or on behalf of the Employee if a judgment or final adjudication adverse to the Employee establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

C.        The Company shall maintain appropriate levels of D&O insurance as well as other insurance for general business and product liability insurances.

D.        Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Employee pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement.

6.       Compensation and Benefits.

A.       Base Salary. As compensation for the Employee’s services hereunder during the Employment Period, the Company shall pay the Employee a base salary of Three Hundred Sixty-Thousand Dollars and Zero Cents ($360,000.00) per annum, less usual statutory deductions, commencing September 1, 2018, and through the Employment Period of the Agreement unless amended by the Compensation Committee (“Base Salary”). Any Base Salary payable hereunder shall be paid in regular intervals in accordance with the Company’s normal payroll practices, but no less frequently than once each month.

B.       Fringe Benefits.

The Employee shall be entitled to participate in all fringe benefits the Company provides for its employees generally and such other benefits as the Company provides generally for its senior executives in accordance with the eligibility requirements contained in the Company Employee Handbook. Such fringe benefits may include paid time off (vacation and sick days), medical insurance coverage (health, dental and vision) and an employee retirement plan, as may exist from time to time. In general, Company fringe benefits may be modified from time to time and such modifications shall be reported into the Employee Handbook. The Employee shall be advised of such modifications in writing.

(i)       Medical Insurance.

The Company will determine medical insurance coverage under the Company plan based on a monthly premium cost of approximately $1,500.00, where Employee shall be responsible for 25% of the premium for individual coverage and 50% of the premium for spousal coverage or the Company will reimburse Employee’s costs under his own medical insurance plan on the basis of 75% (individual) and 50% (spousal) of maximum costs of a monthly $1,500.00 premium.

(ii)       Life Insurance.

The Company shall reimburse Employee up to $3,000.00 per annum for Employee to maintain his own life insurance plan.

(iii)       Retirement Benefits.

The Company does not have a traditional retirement benefits plan at present. The company has a “Simple IRA contributory plan” in which each employee’s account is held at TD-Ameritrade and in which the employee owns and administers his or her own account. The current provisions are that the employee can contribute up to 15% of their annual salary or a maximum of $6,000 a year into their Simple IRA, with the company offering to match the employee’s contribution up to 3% of the employee’s salary limited to an amount not to exceed $6,000.

C.       Grant of Stock Options. As an incentive towards the ultimate success of the Company, and to provide leadership authority to the Employee, the Company will grant to Employee incentive stock options to purchase 300,000 shares of the Company’s common stock, par value $0.001 per share (the “Stock Options”) at an exercise price of 20 percent above closing bid price of the Company’s common stock as of the Effective Date and the Employee accepts such grant for himself and his successors and assigns. Employee’s rights in and to the Stock Options shall vest as follows: One third (100,000 shares) of the Stock Option shall vest upon execution of this Agreement; one third (100,000 shares) shall vest upon the first anniversary of the date of this Agreement; and one third (100,000 shares) shall vest upon the second anniversary of the date of this Agreement. The Stock Options shall also contain a cashless exercise provision. The form of the Stock Options is attached hereto as Annex A.

Upon a termination of employment for any reason, including without limitation, termination by the Company for Cause, voluntary resignation by the Employee or the Employee’s Death, Disability or Retirement, as defined in Section 6 below, the unvested Stock Options shall be forfeited by the Employee and cancelled and surrendered to the Company without payment of any consideration to the Employee.

D.       Performance Milestones. The Employee shall be eligible to earn a bonus (the “Milestone Bonus”) based on the Company’s achievement of certain milestones as set forth in Annex B, so long as the Executive is employed by the Company on the date the milestone was achieved.

E.        Performance Bonus. The Employee’s performance shall be reviewed by the Executive Committee no less frequently than annually and the Executive Committee shall assist and advise the Compensation Committee of the Board of Directors as to grants of cash and/or non-cash performance bonus awards in the form of restricted common stock, stock options or warrants, Preferred Series A shares, increase in base salary, or additional incentive awards, based upon performance evaluation by the Executive Committee. The Employee shall not vote on matters specifically and solely related to his/her compensation.

Notwithstanding the foregoing, the Company may or may not pay Employee a performance bonus as determined by the Board, solely in its discretion. The Board’s decision to issue a performance bonus to Employee in any particular year shall have no effect on the absolute discretion of the Board to grant or not to grant a performance bonus in subsequent years. A performance bonus may be granted based upon Employee, Group, and Company performance, general economic conditions, and the ability of the Company to provide for a bonus, among other considerations. Any determination to award a performance bonus shall be made after Board review of the aforesaid criteria. Any performance bonus when granted may be paid in the form of cash or a non-cash award or a combination thereof at the Company’s discretion.

F.       Expense Reimbursement. The Employee is required to obtain unanimous approval of the Executive Committee for all events that would require expense reimbursement.

The Company shall promptly pay the reasonable and approved expenses incurred by the Employee in the performance of his duties hereunder, including, without limitation, those incurred in connection with business-related travel, telecommunications, and entertainment, or, if such expenses are paid directly by the Employee, shall promptly reimburse the Employee for such payment, provided that Employee has properly accounted therefore in accordance with the Company’s written policy of which the Employee has had reasonable prior notice.

G.        Portable or Cellular Telephone. The Company shall reimburse the Employee for business-related expenses incurred in the use of a portable or cellular telephone.

H.       Nomination of Independent Director. The Employee shall have the right to nominate one independent member to the Company’s Board of Directors subject to the approval of the Company’s Nominating Committee and affirmative vote of the Board of Directors immediately upon execution of this agreement.

7.       Termination and Compensation Provisions.

Notwithstanding any other provisions of this Agreement, the Employee’s employment may be terminated:

A.       By the Company for Cause upon notice to the Employee. “Cause” shall mean: (i) breach by the Employee of any material provision of this Agreement and the expiration of a 30-business day cure period for such breach after written notice thereof has been provided to the Employee, (ii) gross negligence or willful misconduct of the Employee in connection with the performance of his duties under the Agreement, or (iii) the Employee having engaged in fraud, embezzlement, theft, commission of a felony or, except as may be required by law or upon advice of counsel, his having been proven to have made an intentional unauthorized disclosure with the knowledge that such disclosure would materially harm the Company’s interests including, but not limited to, trade secrets or other proprietary information of the Company or a subsidiary in violation of written policies regarding disclosure of trade secrets and the Company believes that such disclosure has damaged the Company or its subsidiary in a material manner.

B.       Death. In the event of Employee’s death during the term of his employment, the Company’s obligation to pay further compensation hereunder shall cease forthwith, except that Employee’s legal representative shall be entitled to (a) receive his monthly compensation for the period up to the last day of the month in which such death shall have occurred and (b) receive on behalf of the Employee’s estate such benefits as to which the Employee may be entitled under then existing Company benefit policies and programs including any and all vested shares of capital stock, stock options, warrants or other securities.

C.       Not for Cause/Severance. By the Company other than for Cause in which event the Company shall pay to the Employee an amount equal to six (6) months’ salary as severance compensation (without regard to compensation or benefits the Employee receives from any other source). The Employee shall be eligible for all benefits during this 6 month period including bonuses, vesting of previously awarded stock options, health care insurance and other fringe benefits that have been ongoing prior to the written notice (without regard to compensation or benefits the Employee receives from any other source). The Company may elect to pay such severance compensation in a lump sum or in equal payments over a period of not more than six (6) months. If the Employee leaves the employ of the Company voluntarily as a result of a breach of this Agreement by the Company, there having been as of the date of the Company’s breach no breach of this Agreement by the Employee which has not been cured or waived, then the Employee’s termination of employment shall be deemed to have been a termination by the Company other than for Cause. The Employee may treat reduction in rank or responsibilities as termination without cause.

D.        Voluntary Termination. The Employee may terminate his service to the Company at any time with a written notice of resignation provided at least thirty (30) days prior to such termination date. No severance pay shall be payable to the Employee upon voluntary termination of service by the Employee. However, the Board of Directors may, in its own discretion, award the Employee benefits such as partial vesting rights to unvested stock options, partial continuation of fringe benefits, cash or stock option bonuses, or other benefits, in recognition of the Employee’s service.

E.        Return of Company Property, Instruments of Business, Documents, Confidential and Proprietary Information. Within 90 days of termination of employment or death, the Employee (or his legal representative in the case of death), must return all Company Property, including computers, tablets, and other instruments paid for by the Company, all documents and correspondence related to the Company, and all confidential and proprietary information that may be in possession of the Employee. The Employee may delete articles of personal content unrelated to the Company, but shall not otherwise delete any information, software, or other files from soft records.

F.        Employee’s Indebtedness to the Company, if any, and Company’s Obligations to the Employee, if any. Notwithstanding any of the foregoing provisions of this Section 6, if the Employee is indebted to the Company, the severance pay or other compensation obligations of the Company or other awards due to the Employee, shall be applied first to such indebtedness, in accordance with the Company’s records; the excess, if any, shall be paid to Employee and, in any event, the Employee shall remain liable for any excess of his/her indebtedness to the Company over any amounts owed by the Company. In addition, upon termination of the Employee’s employment, all loans, expense reimbursements and other amounts owed by the Company to the Employee (other than severance compensation) shall become immediately due and payable within 90 days. All excess indebtedness of the Employee to the Company, and all other deliverables by the Employee to the Company, must be satisfied by the Employee within 90 days from the termination date.

8.       Nondisclosure of Proprietary/Confidential Information.

The Employee acknowledges that he will have access to information about the Company and his employment with the Company shall, throughout the Employment Period, bring him into close contact with many confidential affairs of the Company, its subsidiaries and affiliates, and their respective customers, including, without limitation, information proprietary to the Company, trade secrets, and other confidential material, which information is not readily available to the public and all of which is highly confidential and proprietary and was developed at great effort and expense (such material, “Confidential Information”). Employee further acknowledges that the timelines for drug development processes are extra-ordinarily long, often requiring as many as ten to twenty years from project initiation to product approval. In recognition of the foregoing, during the Employment Period and for a period of SEVEN (7) years thereafter, regardless of the reason for any termination of employment (whether voluntary or involuntary and whether for Cause or otherwise), the Employee shall not, without the written consent of the Board of Directors of the Company, disclose, or use or make available for anyone to use (except in the course of his employment hereunder and in furtherance of the business of the Company, its subsidiaries, or its affiliates) any Confidential Information and the Employee shall during the continuance of his employment by the Company use his best efforts to prevent the unauthorized publication or misuse of any Confidential Information; provided, however, that Confidential Information shall not include any information (i) known generally to the public (other than as a result of unauthorized disclosure by the Employee) or (ii) developed by the Employee without violating any of the provisions of this Agreement.

The Employee agrees that upon termination of his employment with the Company for any reason, voluntary or involuntary, with or without Cause, he will immediately return to the Company all Confidential Information within his possession (or under his control), and shall not at any time thereafter copy or reproduce the same.

9.       Non-Solicitation / Non-Compete.

A.       Employee recognizes and acknowledges that during employment the Employee will have access to, learn, be provided with, and, in some cases, will prepare and create certain confidential proprietary business information, including, but not limited to, client and customer information and customer lists, all of which are of substantial value to the Company’s business. The Employee agrees that in addition to any other limitation, for a period of twenty four (24) months after the termination of employment hereunder by him or for any reason by the Company, the Employee will not, on his behalf or on behalf of any other person, firm, or corporation, call on any of the Company’s, or that of any of its affiliates or subsidiaries, customers, investors, analysts, investment bankers, brokers, or other persons or businesses with which the Company and/ or its subsidiaries or affiliates had communicated, solicited investment, or solicited for any business purposes, for the purpose of soliciting and/or providing to any of these customers any non-public information relating to the Company’s business, nor will the Employee in any way, directly or indirectly, for himself, or on behalf of any other person, firm, or corporation competing with the Company, solicit, divert, or take away any customers of the Company, its affiliates, or its subsidiaries. In the event of an actual or threatened breach by the Employee of the provisions of this paragraph, the Company shall be entitled to injunctive relief restraining the Employee from the breach or threatened breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Employee.

B.       During the course of employment and for a period of two (2) years from the date of termination of this Agreement either by Employee or the Company, with our without Cause, Employee shall not, directly or indirectly, individually or on behalf of persons not now parties to this agreement, or as a partner, stockholder, director, officer, principal, agent, employee, or in any other capacity or relationship, engage in any business or employment, or aid or endeavor to assist any business or legal entity to engage in a business utilizing technology or other products or businesses that directly compete with the Company’s then current customer sales and / or products in development (as of termination). The Parties agree that the intent of this Agreement is to protect the Company from unfair competition by the use of the Company’s proprietary information that is used by, disclosed to, known by, or made aware of to Employee as a result of the Employee’s employment with the Company, to the maximum extent permitted by this Agreement and the Laws in the State of Connecticut, and not to block the Employee’s ability to be skillfully employed. Employee acknowledges the reasonableness of this restrictive covenant and the reasonableness of the duration that are a part of this covenant.

C.       The Company recognizes that the Employee has had years of experience in the pharmaceutical, drug development, diagnostic and health care industry, and that concomitant with such experience is a network of personal and business relationships already established prior to employment with the Company, and nothing in Sections 7, 8 or 9 will limit the business or activities of Employee except for the restriction on disclosure of proprietary and confidential information set forth in Section 7 and independently developed by the Company, but limited to the extent that such information, and contacts have not been disclosed by the Company to third parties.

10.       Non-Solicitation of Former Employees.

Employee agrees that during his employment with the Company and for twenty four (24) months after termination of employment by Employee or for cause, the Employee will not, on behalf of himself or on behalf of any other person, firm, or corporation, solicit for hire, nor for twenty four (24) months after such termination, hire any of the professional or scientific employees of the Company employed as of such termination.

11.       Independence and Severability.

Each of the rights enumerated in Sections 7, 8 and 9 (the Restrictive Covenant, Nondisclosure, and No-Solicitation clauses) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in Sections 7, 8 or 9, or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies, which shall be given full effect without regard to the invalid portions. If any of the covenants contained in Sections 7, 8 and 9 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision to the maximum extent permissible under applicable law(s) and in its reduced form said provision shall then be enforceable.

12.       Specific Remedies.

A.       The Employee acknowledges that the Company shall suffer irreparable injury if he breaches his obligations under Sections 7, 8 and 9. Accordingly, in the event of such breach, and notwithstanding the provisions of Section 14, Arbitration, the Employee acknowledges that the Company will be entitled to injunctive relief in any state or federal court of competent jurisdiction within Connecticut. The Employee further submits to the personal jurisdiction of such courts for the purposes of any such action.

B.       Employee hereby acknowledges that his services are unique and extraordinary, and are not readily replaceable, and hereby expressly agrees that the Company, in enforcing the covenants contained herein, in addition to any other remedies provided for herein or otherwise available at law, shall be entitled in any court of equity having jurisdiction to an injunction restraining him in the event of a breach, actual or threatened, of the agreements and covenants contained in these paragraphs.

13.       Employee’s Duty to Mitigate.

In the event Employee’s employment is actually or constructively terminated by the Company prior to the end of the Employment Period, whether or not such termination is for Cause, Employee agrees to exert reasonable efforts to seek alternative employment in the same or substantially similar position as that held with the Company and at the same or substantially similar remuneration.

14.       Cooperation Following Termination.

Provided that he is fairly compensated for his time and reimbursed for his out-of-pocket expenses, the Employee agrees that, following notice of termination of his employment, (i) he will cooperate fully with the Company in all matters relating to the completion of his pending work on behalf of the Company and the orderly transition of such work to such other employees as the Company may designate; and (ii) he will cooperate with the Company as to any and all claims, controversies, disputes, or complaints over which he has any knowledge or that may relate to him or his employment relationship with the Company. Such cooperation includes, but is not limited to, providing the Company with all information known to him related to such claims, controversies, disputes, or complaints and appearing and giving testimony in any forum.

15.       Arbitration.

To ensure rapid and economical resolution of any and all disputes directly or indirectly arising out of, or in any way connected or related to the Executive’s employment with the Company or the termination of that employment, the Company and the Executive each agree that any and all such dispute, whether of law or fact of any nature whatsoever, shall, if the dispute cannot be resolved within thirty days despite good faith negotiation, be resolved by final and binding arbitration by The American Arbitration Association - Commercial Division (“AAA”) in New Haven, Connecticut. The Employee agrees to submit to binding arbitration for the resolution of any employment related controversy, dispute or claim (“Employment Related Claim”). The term “Employment Related Claim” means any dispute, claim, or controversy against the Company, including claims related to salary, bonuses, stock, options, vacation pay, fringe benefits, expense reimbursement, severance benefits, wrongful discharge, defamation, fraud, and breach of good faith and fair dealing, whether arising out of Employee’s employment, the cessation of Employee’s employment or any terms or conditions of Employee’s employment, or arising out of this Agreement (including the restrictive covenant hereunder), which could have been brought before an appropriate government administrative agency or in an appropriate court. Arbitration pursuant to this Agreement shall be the exclusive means for resolution of such claims and the Company and the Employee understand that by signing this Agreement, they are waiving the right to obtain any legal or equitable relief from any government agency or court, or to commence any court action or to have a jury trial. Notwithstanding the foregoing, Employee does not waive his right to file a complaint with the Equal Employment Opportunity Commission pursuant to Title VII, the ADEA, and/or the OWBPA.

The arbitrator’s decision shall be final and binding. The arbitrator shall have the power to award all legal or equitable relief that would have been available in a court of law, including the costs of arbitration; to the extent such damages are allowed under law.

Employee further acknowledges that he has been advised of his right to consult legal counsel with regard to this Agreement.

The arbitration shall be governed by the laws of the State of Connecticut.

16.       Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut (without giving effect to conflicts of law). Only the state and federal courts of Connecticut shall have jurisdiction over any controversies regarding this Agreement; any action may be brought only in those courts in Connecticut and the United States District Court for the District of Connecticut having jurisdiction of the subject matter. Any process in any such action may be served upon either party by delivering it or mailing it, certified mail, directed to the addresses listed in Section 19.

17.       Integration.

This Agreement constitutes the entire understanding between the parties hereto relating to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements, and agreements related to the subject matter hereof made prior to the date hereof.

18.       Modifications and Amendments.

This Agreement may be modified or amended only by an instrument in writing executed by the parties hereto and approved in writing by a majority of the Board of Directors. Such modification or amendment will not become effective until such approval has been given.

19.       Severability.

If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable.

20.       Notice.

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given as of the date delivered if delivered in person or by telecopy or if mailed, by express courier, postage prepaid, addressed as follows:

If to Employee:	24 Carhart Ave. #204
White Plains, NY 10605

If to the Company:	NanoViricides, Inc.
1 Controls Drive
Shelton, CT 06484

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall be effective upon receipt.

21.       Waiver.

Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any obligations hereunder shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party’s right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take. The performance of any condition or obligation imposed upon the Employee hereunder may be waived only upon the written consent of the Board of Directors of the Company. Such waiver shall be limited to the terms thereof and shall not constitute a waiver of any other condition or obligation of the Employee under this Agreement.

22.       Assignment.

Neither party shall have the right to assign any rights or obligations under this Agreement without the prior written approval of the other party.

23.       Headings.

The headings have been inserted for convenience only and are not to be considered when construing the provisions of this Agreement.

24.       Counterparts.

The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written upon.

For NanoViricides, Inc.

/s/
By
Duly authorized

For Employee

/s/
IRACH B. TARAPOREWALA, Ph.D.

ANNEX A

[Stock Options]

ANNEX B

Milestone Based Bonus Structure Pertaining to Articles 5C and 5D

Milestone Achievements	Anticipated Timeline	Non-Cash Award	Cash Award
Upon full execution of the Employment Agreement (As more fully set forth in Section 5C).		Options to purchase 300,000 shares of NNVC restricted (Sec. 144) common stock at a price equal to 120% of the Company’s Common Stock on the date of issuance of the warrants. The warrants will contain a cashless exercise provision	-
Complete IND-enabling studies (GMP CMC scale-up, GMP stability studies, topical formulation optimization, toxicology studies)	9 months from the date of the Employment Agreement	-	-
Obtain United States FDA IND approval for the topical herpes product	One calendar year from the date of the Employment Agreement	100,000 restricted stock shares (Sec. 144)
Successfully complete Phase 1 clinical trial on topical herpes product	1.5 years from the date of the Employment Agreement	100,000 restricted stock shares (Sec. 144)
Initiate Phase 2a clinical trials on topical herpes product
Successfully complete Phase 2a proof of concept clinical trial on topical herpes product	2.75 years from the date of the Employment Agreement	200,000 restricted stock shares (Sec. 144)	$100,000
Obtain IND approval on a non-herpes product	2.0 years from the date of the Employment Agreement	100,000 restricted stock shares (Sec. 144)
Obtain a Pharma licensing deal on any company product(s)	3 years from the date of the Employment Agreement	500,000 Restricted shares (Sec. 144)	$100,000
Financing rounds in excess of $10M		At the Discretion of BOD	At the Discretion of BOD

Additional Employee Representations

Attachment A: Prior Inventions

TO:	Nanoviricides, Inc.
FROM:		DATE:

SUBJECT: Disclosure of Prior Inventions.

1.        No Inventions or Improvements.

☐ I have No Inventions or Improvements to disclose relevant to the subject matter of my provision of service to Nanoviricides, Inc., a Nevada corporation (the “Corporation”), that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company.

2.        List of Published Inventions and Work Publications

☐ Attached is a complete listing of all published inventions or improvements and work products relevant to the subject matter of my provision of service to Nanoviricides, Inc., a Nevada corporation (the “Corporation”), that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company. Please list items in preparation first, followed by submitted items, and then published/approved items, in reverse chronological order. Please make separate lists as follows:

2.1        For issued patents, patent applications, or provisional patent applications, please list:

(a) Date, (b) Patent Issued/Application Number, (c) Status (issued/applied for, expired), (d) Title, (e) Inventors, (f) Assigns/Owners, (g) expiration date.

2.2        For other inventions and improvements that have been disclosed but are not available for public use without a license, please list:

(a) Date, (b) Title, ( c) Non-confidential Summary, (d) Inventors, (e) Assigns/Owners, (f) disclosure reference, (g) information relevant to obtaining a license if needed.

2.3        For publications of work products including publications submitted, and publications in preparation, please provide the list using standard scientific format.

3.       List of Confidential Inventions

☐  Attached is a complete list of Inventions and Improvements that I cannot disclose in full due to prior confidentiality agreements, and because said information is not available in public domain, that may be relevant to the subject matter of my provision of service to Nanoviricides, Inc., a Nevada corporation (the “Corporation”), that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company.

3.1        For Confidential Inventions and Improvements, please list:

(a)  Date, (b) Party to whom Confidentiality is Owed, (c) Party to whom the Proprietary Rights belong, (d) your Relationship to the Party, (e) Title of Subject Matter, and (f) a Non-confidential Description sufficient to circumscribe the invention and distinguish it in the field.

Attachment B

PATENT ASSIGNMENT

For valuable consideration received by me from Nanoviricides, Inc., a corporation having an office at 1 Controls Drive, City of Shelton and State of Connecticut,

I, ________________________________________________, do hereby sell, assign and convey to Company, its successors or assigns, my entire right, title and interest:

(1) In and to an invention entitled as described in an application for Letters Patent of the United States of America, Serial No. _______________________ filed ___________, 20__.

(2) In and to said application for Letters Patent of the United States of America, in and to all other applications for Letters Patent of the United States of America based upon said invention (including renewal, divisional, continuation, substitute, and reissue applications), and in and to the Letters Patent to he granted thereon, including extensions and reissues, if any, to the full ends of the terms for which said Letters Patent may be granted; and

(3) In and to all applications for Letters Patent for said invention now or hereafter filed in countries foreign to the United States of America, and in and to any and all Letters Patent granted on said applications to the full ends of the terms for which said Letters Patent may be granted, reissued or extended; including without limitation the following:

Country	Application Serial No.	Filing Date

(4) In and to all discoveries or inventions now existing or which may be discovered hereafter as a result of my employment with Nanoviricides, Inc. and or its affiliates.

And I hereby covenant and agree that I have the right to execute this assignment as a joint inventor and as the assignee of the entire interest of _________________________________ ____________________________ the other joint inventor, of said invention, and I have not executed and will not execute any document in conflict herewith, that I will at any time upon request execute and deliver any and all papers that may be necessary or desirable to perfect the title to said invention and Letters Patent in Nanoviricides, Inc. Corporation, its successors or assigns, and if Nanoviricides, Inc. Corporation, its successors or assigns, desire(s) to file one or more renewal, divisional, continuation or substitute applications of or for the aforesaid application Serial No.___________________________, or to secure a reissue or extension of such Letters Patent, or to file a disclaimer relating thereto, I will upon request sign and deliver all papers, make all rightful oaths and do all lawful acts requisite therefor without further compensation, but at the expense of Corporation, its successors or assigns.

I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by me.

And I do further covenant and agree that I will at any time upon request communicate to Nanoviricides, Inc. Corporation, its successors or assigns, any facts relating to said invention and Letters Patent, or the history thereof, known to me, and testify to the same in any interference, litigation or other proceeding when requested so to do.

And the Commissioner of Patents and Trademarks of the United States of America is hereby authorized and required to issue said Letters Patent of the United States of America to Corporation, its successors or assigns, as assignee of the entire right, title and interest therein.

Signed at ___________________ (place) this ____ day of ________ (month), _______ (year).

sd

By:
(Inventor)

Page 18 of 18